UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On July 25, 2007, KBS Real Estate Investment Trust, Inc. (the “Company”), through indirect wholly owned subsidiaries, KBS Industrial Portfolio, LLC, KBS Industrial Portfolio (MI), LLC, and KBS Industrial Portfolio (MN), LLC, purchased a portfolio of nine distribution and office/warehouse properties located in six states (the “Opus National Industrial Portfolio”) from Opus Real Estate VI Limited Partnership, MBS Arlington Limited Partnership, and OIRE Michigan, L.L.C., which are not affiliated with the Company or its advisor, KBS Capital Advisors LLC (the “Advisor”). The portfolio consists of properties totaling approximately 2.3 million rentable square feet described in the table below.

The purchase price of the Opus National Industrial Portfolio was approximately $124.5 million plus closing costs. The Company funded the purchase of the Opus National Industrial Portfolio with $76.4 million in proceeds from an unsecured bridge loan facility (described in Item 2.03 below) and with proceeds from the Company’s ongoing initial public offering. The Company may later place mortgage debt on the portfolio.

The following table sets forth certain information with respect to the properties.

Property	City/State	Date Acquired	Number of Buildings	Year Built/ Renovated	Rentable Square Feet	Percent Leased	Annualized Base Rent (in Thousands)		Percent Annualized Rent	Annualized Rent Per Leased Square Foot	Primary Tenant
Cardinal Health	Champlin, MN	Jun-06	1	1995	221,750	100%	$809		10%	$3.65	Cardinal Health Inc.
Cedar Bluffs Business Center	Eagan, MN	Jun-06	1	2005	81,329	100%	474		6%	$5.83	Simpson Strong-Tie Co.
Crystal Park II-Buildings D & E	Round Rock, TX	Apr-05	2	2002	240,452	73%	1,286		15%	$3.90	Various
Corporate Express	Arlington, TX	Jan-06	1	1992	131,040	100%	524		6%	$4.00	Corporate Express
Park 75-Dell	West Chester, OH	Dec-04	1	2002	427,920	100%	1,202		14%	$2.81	Dell Products LP
Plainfield Business Center	Plainfield, IN	Jun-06	1	2006	321,627	100%	1,273		15%	$3.96	Brightpoint
Hartman Business Center One	Austell, GA	Dec-04	1	2003	353,983	100%	1,007		12%	$2.84	Metro Foods, Inc.
Rickenbacker IV-Medline	Groveport, OH	Nov-05	1	2005	377,283	100%	1,162		14%	$3.08	Medline Industries
Advo-Valassis Building	Van Buren, MI	Apr-98	1	1996	160,464	100%	722	(1)	9%	$4.50	Advo, Inc.

					2,315,848	97%	$8,459		100%

(1) Advo received one year of free rent (January 1, 2007 through December 31, 2007) as part of its ten-year lease renewal. Annualized rent is for rent effective January 1, 2008 through December 31, 2011.

As of June 2007, the current weighted-average remaining lease term for the current tenants of the Opus National Industrial Portfolio was approximately 5.9 years and aggregate annual base rent for the tenants of the Opus National Industrial Portfolio was approximately $8.5 million.

The Company does not intend to make significant renovations or improvements to the Opus Industrial Portfolio. Management of the Company believes that the Opus Industrial Portfolio is adequately insured.

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The information in this Report set forth under Item 8.01 regarding the results of operations and financial condition of the Company for the three and six months ended June 30, 2007 is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF COMPANY

On July 24, 2007, KBS Limited Partnership, the Company’s operating partnership (the “Operating Partnership”), entered into a $76.4 million unsecured short-term bridge loan agreement (the “Bridge Loan”) with a financial institution. The Bridge Loan has a maturity date of October 24, 2007. Pursuant to the Bridge Loan agreement, on July 24, 2007, the Operating Partnership borrowed $76.4 million at a fixed rate of 125 basis points over LIBOR (or 6.57%) for the first 30 days of the term. The Operating Partnership may prepay the principal of the loan (a) immediately after such 30-day period without prepayment penalty or (b) prior to the end of such 30-day period with a prepayment penalty equal to the present value (using a discount rate of LIBOR as of the prepayment date) of (i) the amount of interest that would have accrued for the remainder of the 30-day period at an interest rate equal to the fixed rate in effect, less (ii) the amount of interest that would have accrued for the remainder of the 30-day period at an interest rate equal to LIBOR as of the prepayment date.

If the Operating Partnership does not prepay the principal of the loan immediately after such 30-day period or before, it may continue to borrow at the terms described above for another one- or two-month period, with the fixed rate reset to 125 basis points over LIBOR then in effect. Alternatively, the Operating Partnership may continue to borrow at a variable rate equal to the Prime Rate established from time to time by the lender; principal borrowed at such variable rate may be prepaid at any time without penalty. The Bridge Loan only requires interest-only payments during the term of the loan.

The Bridge Loan is guaranteed by the Company. During the term of the guaranty, the Company has agreed to (a) cause the Company and its subsidiaries to comply with certain financial covenants related to their net worth, ratio of total liabilities to gross asset value, ratio of EBITDA to fixed charges, and total amount of unfunded commitments and (b) certain restrictions regarding the distributions of the Company and the Operating Partnership and the indebtedness of the Company and its subsidiaries.

The entire $76.4 million borrowed under the Bridge Loan was used to finance a portion of the Opus National Industrial Portfolio acquisition described above in Item 2.01. The Company expects the Operating Partnership to obtain mortgage financing for the Opus National Industrial Portfolio and use the proceeds of such financing to pay off the Bridge Loan in full.

ITEM 8.01	OTHER EVENTS

On July 16, 2007, the Company made a distribution to its stockholders of record each day during the period from June 1, 2007 through June 30, 2007. The distributions were calculated at a rate of $0.0019178 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a purchase price of $10.00 per share. Stockholders may choose whether to have distributions paid in cash or to have cash distributions otherwise payable to them invested in additional shares of common stock through the Company’s dividend reinvestment plan. The aggregate amount of the distributions paid on July 16, 2007 was approximately $2,550,849.

In order that the Company’s stockholders could begin earning cash distributions, the Advisor agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company’s board of directors from January 1, 2006 through the period ending August 31, 2007 exceeds the amount of the Company’s funds from operations (as defined by NAREIT) from January 1, 2006 through August 31, 2007. The Company is only obligated to reimburse the Advisor for these expenses if and to the extent that the Company’s cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the Advisor.

In addition, the Advisor has agreed to defer, without interest, the payment of the asset management fees it has earned for the months of July 2006 through June 2007. Although pursuant to the advisory agreement, the Advisor may demand payment of accrued but unpaid asset management fees at any time, the Advisor does not intend to request payment of accrued but unpaid asset management fees until the Company’s cumulative funds from operations for the period commencing January 1, 2006, plus the amount of the advance from the Advisor through the date of payment of the accrued but unpaid asset management fees exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders for the period from July 18, 2006 through the date of such payment. In addition, the Advisor intends to continue to defer payment of its asset management fee until such time as the cumulative amount of the Company’s funds from operations for the period commencing January 1, 2006 plus the amount of the advance from the Advisor exceed the cumulative amount of distributions declared and currently payable to the Company’s stockholders.

Through July 16, 2007, the Advisor had advanced an aggregate of $1.6 million for the payment of distributions and expenses in excess of revenues, all of which is outstanding. Of the $1.6 million advanced from the Advisor to cover distributions and expenses in excess of revenues as of July 16, 2007, no amount was advanced during the months ended April 30, May 31 or June 30, 2007. As of July 16, 2007, the Advisor has also deferred payment of asset management fees it has earned for the months of July 2006 through June 2007 in the amount of approximately $1.8 million. Asset management fees earned by the Advisor and accrued by the Company, the payment of which the Advisor deferred, were $0.3 million for the month ended June 30, 2007. For the three months ended June 30, 2007, the Company declared aggregate distributions of $6,190,266 and the Company’s funds from operations (“FFO”) was $6,605,760 (See the reconciliation of FFO to net income immediately below.) The Company’s FFO was approximately $2,393,683 for the month ended June 30, 2007, which was not sufficient to cover the approximately $2,550,849 of distributions declared for the month. In previous Current Reports dated May 15, 2007 and June 13, 2007, respectively, the Company had underestimated its FFO for the months of April and May 2007. The Company had previously estimated FFO of $1,568,000 for the month ended April 30, 2007. FFO for April was $1,726,927, and distributions declared for the month of April were $1,563,000. The Company had estimated FFO for the month ended May 31, 2007 of $2,109,000. FFO for the month of May was $2,485,150, and distributions declared for the month of may were $2,076,000.

During the Company’s offering stage, when the Company may raise capital in the offering more quickly than it acquires income-producing assets, there is a greater risk that the Company will not be able to pay distributions solely from its FFO.

Funds from Operations

The Company believes that FFO is a beneficial indicator of the performance of any equity REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. The Company’s management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictability over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, the Company believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of the Company’s performance relative to its competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition or may interpret the current NAREIT definition differently than the Company does.

FFO is a non-GAAP financial measure and does not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining operating performance because FFO includes adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Accordingly, FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance.

The calculation of FFO, which the Company believes is consistent with the calculation of FFO as defined by NAREIT, is presented in the following table for the months ended April 30, May 31 and June 30, 2007 and the three and six months ended June 30, 2007, respectively (in thousands except share amounts):

	For the Month Ended April 30, 2007	For the Month Ended May 31, 2007	For the Month Ended June 30, 2007	For the Three Months Ended June 30, 2007	For the Six Months Ended June 30, 2007
Net income (loss)	$169	$984	$709	$1,862	$229
Add:
Depreciation of real estate assets	896	896	1,004	2,796	5,082
Amortization of lease-related costs	662	605	681	1,948	3,528

FFO	$1,727	$2,485	$2,394	$6,606	$8,839

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing, the Company hereby confirms that it intends to file the required financial statements on or before October 9, 2007 by amendment to this Form 8-K.

(b) Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: July 30, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer